UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

PHILLIPS 66
(Name of Registrant as Specified In Its Charter)

ELLIOTT INVESTMENT MANAGEMENT L.P.

ELLIOTT ASSOCIATES, L.P.

ELLIOTT INTERNATIONAL, L.P.

THE LIVERPOOL LIMITED PARTNERSHIP

ELLIOTT INVESTMENT MANAGEMENT GP LLC

PAUL E. SINGER

BRIAN S. COFFMAN

SIGMUND L. CORNELIUS

MICHAEL A. HEIM

STACY D. NIEUWOUDT

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Elliott Investment Management L.P., together with the other participants named herein (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders of Phillips 66, a Delaware corporation (the “Company”).

Item 1: On April 8, 2025, Elliott issued the following press release:

Elliott Launches "Streamline 66" Podcast Featuring 1:1 Conversations with Its Best-in-Class Director Nominees

First Episode with Brian Coffman, Former CEO of Motiva, Features Refining Discussion Based on Over 40-Years of Industry Expertise

Program Accessible on Apple, Spotify, YouTube and More

Visit Streamline66.com to Learn About Elliott's Campaign at Phillips 66

and Subscribe to the New Podcast

WEST PALM BEACH, FLA. (April 8, 2025) – Elliott Investment Management L.P. (“Elliott”), which manages funds that together make it a top five shareholder in Phillips 66 (NYSE: PSX) (the “Company” or “Phillips”), today announced the launch of the Streamline 66 Podcast, a new series that will feature 1:1 conversations with Elliott's highly qualified director nominees (“Nominees” or “Nominee”), as well as industry experts. Episodes can be accessed on Streamline66.com, and are available on Apple, Spotify and everywhere podcasts are heard. You can not only listen to the conversations on all major podcast feeds, but you can also watch the episodes on YouTube.

Last week, Elliott filed definitive proxy materials in connection with Phillips' Annual Meeting of Stockholders (the "Annual Meeting"), seeking the election of four best-in-class nominees to serve on the Company’s Board of Directors (the “Board”). Today's launch of an innovative new podcast series will offer shareholders an opportunity to learn more about these uniquely qualified nominees and Elliott’s case for change at Phillips.

The first episode features Nominee Brian Coffman, a seasoned operator who spent much of his career running Phillips’ current refining assets while they were part of ConocoPhillips. After three decades at ConocoPhillips, he became the executive in charge of refining for Andeavor, leading the operations of ten refineries throughout the United States, as well as the President and CEO of Motiva, one of North America’s largest refiners. Brian Coffman said:

•	“I’ve heard it said that there’s a belief that maybe the assets are old and tired. And I don’t buy that argument. Phillips 66 refineries are every bit as good as [those of its peers], Valero, Marathon refineries.

•	“We see a lot of potential in Phillips 66. … So the message would be [to employees], be optimistic, be positive. I think what we’re looking at is restoring the operating excellence that Phillips 66 has been known for historically.”

•	“The opportunity to join the [Phillips 66] Board after starting as an associate analyst in 1983 really excites me because I would like to be a part of unlocking the tremendous value that exists at Phillips 66 and restoring the performance of that refining company to what it has been historically.”

Listeners can access the Streamline 66 Podcast on Streamline66.com/podcast, with episodes available now on Apple, Spotify, YouTube, and where podcasts are heard.

For more information, including how to vote on Elliott’s GOLD proxy card, please visit Streamline66.com.

ADDITIONAL INFORMATION

Elliott Investment Management L.P., together with the other participants in Elliott’s proxy solicitation (collectively, “Elliott”), has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of Elliott’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Phillips 66, a Delaware corporation (“Phillips” or the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in Elliott’s proxy solicitation. These materials and other materials filed by Elliott with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website at http://www.sec.gov. The definitive proxy statement and other relevant documents filed by Elliott with the SEC are also available, without charge, by directing a request to Elliott’s proxy solicitor, Okapi Partners LLC, at its toll-free number (877) 629-6357 or via email at info@okapipartners.com.

About Elliott

Elliott Investment Management L.P. (together with its affiliates, “Elliott”) manages approximately $72.7 billion of assets as of December 31, 2024. Founded in 1977, it is one of the oldest funds under continuous management. The Elliott funds' investors include pension plans, sovereign wealth funds, endowments, foundations, funds-of-funds, high net worth individuals and families, and employees of the firm.

Media Contact:

Casey Friedman

Elliott Investment Management L.P.

(212) 478-1780

cFriedman@elliottmgmt.com

Investor Contact:

Bruce Goldfarb / Pat McHugh

Okapi Partners LLC

(877) 629-6357

(212) 297-0720

info@okapipartners.com

Item 2: Also on April 8, 2025, Elliott announced the launch of the “Streamline66 Podcast” series and posted a trailer for its first episode on Apple Podcasts, Spotify, Simplecast, and the Streamline66 YouTube channel. A written transcript of the trailer and other materials related to the posting of the trailer are attached hereto in Exhibit 99.1 and are incorporated herein by reference.

Item 3: Also on April 8, 2025, Elliott posted Episode No. 1 of its “Streamline66 Podcast” podcast series to Apple Podcasts, Spotify, Simplecast, and the Streamline66 YouTube channel. A written transcript of Episode No. 1 and other materials relating to the posting of Episode No. 1 are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 4: Also on April 8, 2025, Elliott posted materials to social media, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 5: Also on April 8, 2025, Elliott mailed materials to stockholders of the Company, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.

Item 6: Also on April 8, 2025, Elliott posted materials to Streamline66.com, copies of which are attached hereto in Exhibit 99.1 and incorporated herein by reference.